Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-188641 on Form S-8 of Allegheny Technologies Incorporated, of our report dated June 12, 2014, relating to the financial statements of the ATI Ladish Hourly Employees Savings and Deferral Investment Plan, included in this Annual Report on Form 11-K of the ATI Ladish Hourly Employees Savings and Deferral Investment Plan for the year ended December 31, 2013.
/s/ Schenck SC
Certified Public Accountants
Milwaukee, Wisconsin
June 12, 2014